Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT: Robin N. Lowe Chief Financial Officer T: 345-815-9919 E: Robin.Lowe@AltisourceAMC.com

Altisource Residential Corporation Announces Ashish Pandey Will Step Down as Chief Executive Officer; Appoints Current President George G. Ellison as Chief Executive Officer;
Declares $0.55 Quarterly Cash Dividend
CHRISTIANSTED, U.S. Virgin Islands, June 18, 2015 (GLOBE NEWSWIRE) - Altisource Residential Corporation (“Residential” or the “Company”) (NYSE: RESI) today announced that Ashish Pandey has decided to step down as Chief Executive Officer of the Company, effective June 30, 2015, to pursue personal interests in India. The Company’s Board of Directors has appointed George G. Ellison, the Company’s current President, to serve as the Company’s Chief Executive Officer, effective upon the departure of Mr. Pandey.
“We wish Ashish well in his new endeavors and thank him for his valuable contributions in building Residential’s business,” stated David B. Reiner, Chairman of the Company. “We are excited to continue Residential’s growth story under the leadership of George Ellison.”
The Company also announced that its asset manager, Altisource Asset Management Corporation (“AAMC”) is adding depth and hiring senior personnel on all fronts, including five recent senior hires in finance, portfolio management and capital markets, to serve the interests of Residential.
“We believe the future is bright for Residential in large part because of the work and vision of Ashish,” said George Ellison. “Although Ashish will be missed, we have undertaken significant efforts to strengthen AAMC’s talent pool with a deeply experienced team to continue and evolve Residential’s business and growth strategy.”
The Company also announced today that its Board of Directors has declared a quarterly cash dividend of $0.55 per share of common stock. Residential will pay this quarterly dividend on July 15, 2015 to all stockholders of record as of the close of business on June 30, 2015.
About Residential
Residential is focused on providing affordable rental homes to families throughout the United States.  It acquires single-family properties primarily through the purchase of distressed mortgage loan portfolios.  Residential’s strategy is to work with borrowers to modify and refinance loans to keep them in their homes, and it seeks to convert the majority of remaining loans into renovated rental properties. Additional information is available at www.altisourceresi.com.
Forward-looking statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Residential undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Residential’s ability to implement its business plan; Residential’s ability to leverage strategic relationships on an efficient and cost-effective basis; its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Residential’s Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the Securities and Exchange Commission.